News Media contact: Kirk Saville (336) 979-7293
Analysts and Investors contact: T.C. Robillard (336) 519-2115

HanesBrands Announces Third-Quarter 2022 Results

•Net sales decrease 7% on a reported basis to $1.67 billion; net sales decrease 3% versus prior year in constant currency
•GAAP EPS from continuing operations of $0.23; adjusted EPS from continuing operations of $0.29
•Operating profit and EPS from continuing operations in-line with guidance
•Continues progress on Full Potential growth strategy, including launch of new innerwear products aimed at younger consumers and actions to improve flexibility and lower cost within its global supply chain network
•Board declares regular cash dividend of $0.15 per share
•Updates full-year 2022 guidance; provides fourth-quarter 2022 guidance reflecting increased macro-related challenges within the global operating environment
•For reconciliations of select GAAP and Non-GAAP measures, see Table 6 of this release

WINSTON-SALEM, N.C. (November 9, 2022) – HanesBrands Inc. (NYSE: HBI), a global leader in iconic apparel brands, today announced results for the third quarter of 2022.

“Our global team’s agility and focus helped us deliver operating profit and earnings per share in line with expectations, despite the tougher-than-expected sales environment,” said Steve Bratspies, CEO HanesBrands. “Our business fundamentals, brands and categories remain strong, and we are focused on controlling those things that are in our control. We’re making progress in reducing SKUs and inventory, while optimizing our global supply chain. We’re launching products aimed at younger consumers. We’re taking aggressive actions to manage through the near-term challenges as we execute the Full Potential strategy, which will put us in an advantaged position when the macroenvironment stabilizes.”

Third-Quarter Highlights

•Robust pipeline of new products and innovations continues to roll out to younger consumers. In addition to the successful launches of Hanes Total Support Pouch with X-Temp and Hanes Retro Rib, the Company continues its journey to get younger in innerwear with the roll out of new products from its robust innovation and product pipeline. Beginning in the fourth quarter, the Hanes Originals product line will be available in certain retail channels followed by expanded distribution in early 2023. Hanes Originals consists of enhanced core men’s and women’s innerwear products with a fit and style aimed at younger consumers. In its Maidenform brand portfolio, the Company launched a seamless collection of bras and underwear delivering stretch-to-fit comfort as well as a lace-based shapewear short that combines shaping with style. These Maidenform products, aimed at younger consumers, quickly became top sellers on maidenform.com with expanded distribution for bras beginning in 2023.

•Continued progress on executing Full Potential global supply chain initiatives to drive simplification, increase speed and flexibility, expand margins and improve cash flow generation. As part of the Full Potential plan, the Company did an in-depth analysis of its entire global network to best position its global supply chain to match the revenue growth opportunities. The work has begun and is expected to continue over the course of the Full Potential plan across distribution, manufacturing, and sourcing.

As previously disclosed, within its distribution network the Company is consolidating to fewer, bigger distribution centers in the U.S., increasing the use of direct-ship to its large retail partners, using dedicated DTC facilities as well as increased automation. Within its own manufacturing network, the Company holds a clear advantage to sourcing in terms of cost and speed for high-volume, cotton-based products. HanesBrands continues to build on this advantage and increase efficiency, which created the opportunity to exit two facilities, further reducing costs. Within its existing large sourcing operations, the Company is taking actions to further reduce cost and improve speed. At the same time, the Company is building sourcing capabilities in areas such as synthetic fabrics and short-term fashion offerings to capture incremental growth opportunities that align with its Full Potential plan.

Third-Quarter 2022 Results

•Net sales from continuing operations decreased 7% to $1.67 billion, which includes a $59 million unfavorable impact from foreign exchange rates, compared to last year. On a constant currency basis, net sales decreased 3%, or $60 million. The constant currency decline was due to the macro-driven slowdown in consumer spending in the U.S. and certain Asian markets coupled with the impact to orders as U.S. retailers tightly manage their overall inventory levels. These headwinds more than offset innerwear growth in Australia and the Other Americas as well as Champion growth in Europe.
◦Global Champion brand sales decreased 14% on a reported basis as compared to prior year, with similar declines in both the U.S. and internationally. In constant currency, Global brand sales decreased 9%. As compared to prior year, constant currency sales increased in Europe and the U.S. collegiate channels. However, this growth was more than offset by soft consumer demand in the U.S., order cancellations in the U.S. from late shipments as retailers tightly managed inventory and lingering COVID challenges in certain Asian markets.
•Gross Profit of $563 million declined 20% as compared to prior year. Gross margin was 33.7%, down from 39.1% in the prior year. Adjusted Gross Profit, which excludes certain costs related to the Company’s Full Potential plan, was $576 million. Adjusted Gross Margin of 34.5% declined approximately 460 basis points compared to prior year. Near-term headwinds, including commodity and ocean freight inflation as well as manufacturing time-out costs related to its inventory reduction actions represented more than 500 basis points of year-over-year margin headwinds in the quarter. These headwinds were partially offset by pricing actions, decreased use of air freight, and Full Potential cost savings initiatives.

•Selling, General and Administrative (SG&A) expenses declined 9% to $421 million as compared to last year. Adjusted SG&A expenses, which exclude certain costs related to its Full Potential plan, declined 6% from last year to $408 million. As a percent of net sales, adjusted SG&A expense of 24.4% was comparable with prior year as cost controls and expense efficiencies from its Full Potential initiatives offset investments in brand marketing and technology related to Full Potential.

•Operating Profit and Operating Margin in the third quarter of 2022 were $141 million and 8.5%, respectively, which compared to $235 million and 13.1%, respectively, in the prior year. Adjusted Operating Profit of $168 million declined $96 million as compared to third-quarter 2021. Adjusted Operating Margin of 10.0% declined nearly 470 basis points over prior year.

•The GAAP and Adjusted Effective Tax Rates for third-quarter 2022 were both 17.0%. For the third quarter of 2021, GAAP and adjusted effective tax rates were 7.9% and 15.0%, respectively.

•Income from continuing operations totaled $80 million, or $0.23 per diluted share. This compares to income from continuing operations of $177 million, or $0.50 per diluted share, last year. Adjusted income from continuing operations totaled $102 million, or $0.29 per diluted share. This compares to adjusted income from continuing operations of $188 million, or $0.53 per diluted share, in third-quarter 2021.

See the Note on Adjusted Measures and Reconciliation to GAAP Measures later in this news release for additional discussion and details of actions, which include Full Potential plan charges.

Third-Quarter 2022 Business Segment Summary

•Innerwear sales decreased 11% compared to last year. The year-over-year sales performance was driven by macroeconomic pressures that weighed on consumer spending as well as the impact from retailer actions to manage inventory. Although the Company’s inventory at retail was below prior year, retailer actions to tightly manage overall inventory levels negatively impacted near-term replenishment orders and delayed the timing of certain events. These pressures more than offset the benefits from the first-quarter price increase and retail space gains.

Operating margin of 16.0% decreased 505 basis points compared to prior year. The impact from input cost inflation, lower sales volume, manufacturing time-out costs and an unfavorable product mix more than offset the benefit from higher prices and SG&A cost controls.

•Activewear sales were comparable to prior year. Relative to last year, the Company experienced continued growth in the collegiate channel as well as solid growth in the printwear channel for both its Champion and Hanes brands. This growth was essentially offset by declines in its other channels due to lower point-of-sale trends and higher Activewear inventory levels at retail that drove order cancellations, particularly within Champion. By brand, Champion sales within the Activewear reporting segment decreased 9% as compared to prior year while sales of other activewear brands within the Activewear reporting segment increased 15%.

Operating margin for the segment of 11.6% decreased approximately 490 basis points compared to prior year as the impact from inflation, manufacturing time-out costs, and an unfavorable product mix more than offset the benefits from price increases and SG&A cost controls.

•International sales decreased 6% on a reported basis, including the $59 million from unfavorable foreign exchange rates. International sales increased 5% on a constant currency basis compared to prior year, driven by Champion growth in Europe as well as innerwear growth in Australia and the Other Americas. This growth more than offset Champion declines in certain Asian markets.

Operating margin for the segment of 13.9% decreased approximately 220 basis points compared to prior year driven primarily by the impact from inflation, which more than offset SG&A cost controls.

Cash Flow, Balance Sheet and Stockholder Capital Returns

•Total liquidity position at the end of third-quarter 2022 was $863 million, consisting of $253 million of cash and equivalents and $610 million of available capacity under its credit facilities.

•Based on the calculation as defined in the Company’s senior secured credit facility, the Consolidated Net Total Leverage Ratio at the end of third-quarter 2022 was 3.9 times on a net debt-to-adjusted EBITDA basis as compared to 2.6 times at the end of third-quarter 2021 (See Table 6-C). In early November, the Company proactively worked with its bank partners to amend its credit agreement, including altering its two financial covenants, to provide increased near-term financial flexibility given its current leverage ratio and the near-term outlook for the global operating environment. For the five quarters from fiscal fourth quarter 2022 through the end of fiscal fourth quarter 2023, the Company’s maximum allowable consolidated net total leverage ratio will range from 5.25 times to 5.75 times net-debt to adjusted-EBITDA and its minimum consolidated net interest coverage ratio will be 2.6 times adjusted EBITDA-to-net interest expense. Beginning in its fiscal first quarter 2024, its leverage ratio will revert to 4.5 times and its interest coverage ratio will move to 2.75 times.

•Inventory at the end of third-quarter 2022 was $2.14 billion, an increase of 31% over prior year. The increase was driven predominantly by the combination of higher units and higher inflation on input and transportation costs.

On a unit basis, inventory increased 16% over prior year but decreased 6% as compared to second-quarter 2022. The Company is progressing on its previously disclosed mitigation initiatives and continues to expect to end 2022 with lower units in inventory as compared to year-end 2021. By comparison, second-quarter inventory, on a year-over-year basis, was up 37% in dollars and 19% in units.

•Cash flow from operations was a use of $51 million in the third-quarter 2022 driven primarily by the working capital impact from higher inventory.

•The Company’s Board of Directors declared a regular cash dividend of $0.15 per share to be paid on December 13, 2022 to stockholders of record on the close of business November 22, 2022. The declared dividend represents the Company’s 39th consecutive quarterly return of cash to stockholders. The Company did not repurchase any shares in the third quarter and has approximately $575 million remaining under its current repurchase authorization.

Fourth-Quarter and Full-Year 2022 Financial Outlook

For fourth-quarter 2022, which ends on December 31, 2022, the Company currently expects:

•Net sales from continuing operations of approximately $1.40 billion to $1.45 billion, which includes a projected headwind of approximately $68 million from changes in foreign currency exchange rates. At the midpoint, this represents an approximate 15% decline as compared to prior year on a constant currency basis and a 19% decline on a reported basis.

•GAAP operating profit from continuing operations to range from approximately $53 million to $83 million.

•Adjusted operating profit from continuing operations to range from approximately $70 million to $100 million and includes a projected headwind of approximately $9 million from changes in foreign currency exchange rates.

•Charges for actions related to the Full Potential plan of approximately $17 million.

•Interest and other expenses of approximately $54 million.

•An effective tax rate of approximately 17% on both a GAAP and adjusted basis.

•GAAP earnings per share from continuing operations to range from approximately $0.00 to $0.07.

•Adjusted earnings per share from continuing operations to range from approximately $0.04 to $0.11.

•Fully diluted shares outstanding of approximately 350 million.

•Earnings per share and fully diluted share count guidance exclude any potential impact from future share repurchases.

For fiscal-year 2022, which ends on December 31, 2022, the Company currently expects:

•Net sales from continuing operations of approximately $6.16 billion to $6.21 billion, which includes a projected headwind of approximately $196 million from changes in foreign currency exchange rates. At the midpoint, this represents an approximate 6% decline as compared to prior year on a constant currency basis and a 9% decline on a reported basis.

•GAAP operating profit from continuing operations to range from approximately $512 million to $542 million.

•Adjusted operating profit from continuing operations to range from approximately $567 million to $597 million, which includes a projected headwind of approximately $26 million from changes in foreign currency exchange rates.

•Charges for actions related to the Full Potential plan Full Potential of approximately $55 million.

•Interest and other expenses of approximately $167 million.

•An effective tax rate of approximately 17% on both a GAAP and adjusted basis.
•GAAP earnings per share from continuing operations to range from approximately $0.82 to $0.89.

•Adjusted earnings per share from continuing operations to range from approximately $0.95 to $1.02.

•Cash flow from operations to be a use of approximately $400 million.

•Capital investments of approximately $140 million, consisting of approximately $90 million of capital expenditures and approximately $50 million of cloud computing assets. Per GAAP, capital expenditures are reflected in cash from investing activities and certain cloud computing assets are reflected in Other Assets within cash flow from operating activities.

•Fully diluted shares outstanding of approximately 351 million.

•Earnings per share and fully diluted share count guidance exclude any potential impact from future share repurchases.

HanesBrands has updated its quarterly frequently-asked-questions document, which is available at www.Hanes.com/FAQ.

Note on Adjusted Measures and Reconciliation to GAAP Measures

To supplement financial results prepared in accordance with generally accepted accounting principles, the Company provides quarterly and full-year results concerning certain non‐GAAP financial measures, including adjusted EPS from continuing operations, adjusted income from continuing operations, adjusted income tax expense, adjusted income from continuing operations before income tax expense, adjusted operating profit (and margin), adjusted SG&A, adjusted gross profit (and margin), EBITDA, adjusted EBITDA and leverage ratio.

Adjusted EPS from continuing operations is defined as diluted EPS from continuing operations excluding actions and the tax effect on actions. Adjusted income from continuing operations is defined as income from continuing operations excluding actions and the tax effect on actions. Adjusted income tax expense is defined as income tax expense excluding actions. Adjusted income from continuing operations before income tax is defined as income from continuing operations before income tax excluding actions. Adjusted operating profit is defined as operating profit excluding actions. Adjusted SG&A is defined as selling, general and administrative expenses excluding actions. Adjusted gross profit is defined as gross profit excluding actions.

Charges for actions taken in 2022 and 2021 include professional fees, supply chain segmentation charges, technology charges, intangible asset impairment charges related to our Full Potential plan, operating model charges, and (gain)/loss on classification of assets held for sale.

While these costs are not expected to continue for any singular transaction on an ongoing basis, similar types of costs, expenses and charges have occurred in prior periods and may recur in future periods depending upon future business plans and circumstances.

HanesBrands has chosen to present these non‐GAAP measures to investors to enable additional analyses of past, present and future operating performance and as a supplemental means of evaluating operations absent the effect of the Full Potential plan and other actions. HanesBrands believes these non-GAAP measures provide management and investors with valuable supplemental information for analyzing the operating performance of the Company’s ongoing business during each period presented without giving effect to costs associated with the execution of any of the aforementioned actions taken.

The Company has also chosen to present EBITDA and adjusted EBITDA to investors because it considers these measures to be an important supplemental means of evaluating operating performance. EBITDA is defined as income from continuing operations before interest, taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA excluding actions and other losses, charges and expenses as defined in the Consolidated Net Total Leverage Ratio under its Fifth Amended and Restated Credit Agreement, dated November 19, 2021, as amended. HanesBrands believes that EBITDA and adjusted EBITDA are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the industry, and management uses EBITDA and adjusted EBITDA for planning purposes in connection with setting its capital allocation strategy. EBITDA and adjusted EBITDA should not, however, be considered as measures of discretionary cash available to invest in the growth of the business.

HanesBrands is a global company that reports financial information in U.S. dollars in accordance with GAAP. As a supplement to the Company’s reported operating results, HanesBrands also presents constant-currency financial information, which is a non-GAAP financial measure that excludes the impact of translating foreign currencies into U.S. dollars. The Company uses constant-currency information to provide a framework to assess how the business performed excluding the effects of changes in the rates used to calculate foreign currency translation.

To calculate foreign currency translation on a constant currency basis, operating results for the current-year period for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average exchange rates in effect during the comparable period of the prior year (rather than the actual exchange rates in effect during the current year period).

HanesBrands believes constant-currency information is useful to management and investors to facilitate comparison of operating results and better identify trends in the Company’s businesses.

Non‐GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as an alternative to, or substitute for, financial results prepared in accordance with GAAP. Further, the non-GAAP measures presented may be different from non-GAAP measures with similar or identical names presented by other companies.

Reconciliations of these non-GAAP measures to the most directly comparable GAAP financial measures are presented in the supplemental financial information included with this news release.

Cautionary Statement Concerning Forward-Looking Statements
This news release contains certain forward-looking statements, as defined under U.S. federal securities laws, with respect to our long-term goals and trends associated with our business, as well as guidance as to future performance. In particular, among others, guidance and predictions regarding expected operating results, including related to our Full Potential plan; statements made in the Fourth-Quarter and Full-year 2022 Financial Outlook section of this news release; and statements regarding the sale of our U.S. Hosiery business, are forward-looking statements. These forward-looking statements are based on our current intent, beliefs, plans and expectations. Readers are cautioned not to place any undue reliance on any forward-looking statements. Forward-looking statements necessarily involve risks and uncertainties, many of which are outside of our control, that could cause actual results to differ materially from such statements and from our historical results and experience. These risks and uncertainties include such things as: our ability to successfully execute our Full Potential plan to achieve the desired results; the potential effects of the COVID-19 pandemic, including on consumer spending, global supply chains and the financial markets; the highly competitive and evolving nature of the industry in which we compete; the rapidly changing retail environment and the level of consumer demand; our reliance on a relatively small number of customers for a significant portion of our sales; any inadequacy, interruption, integration failure or security failure with respect to our information technology (including the ransomware attack announced May 31, 2022); the impact of significant fluctuations and volatility in various input costs, such as cotton and oil-related materials, utilities, freight and wages; the availability of global supply chain resources; our ability to attract and retain a senior management team with the core competencies needed to support growth in global markets and ongoing labor shortages generally; significant fluctuations in foreign exchange rates; legal, regulatory, political and economic risks related to our international operations; our ability to effectively manage our complex multinational tax structure; and other risks identified from time to time in our most recent Securities and Exchange Commission reports, including our annual report on Form 10-K and quarterly reports on Form 10-Q. Since it is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results, the above list should not be considered a complete list. Any forward-looking statement speaks only as of the date on which such statement is made, and HanesBrands undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, other than as required by law.

HanesBrands
HanesBrands (NYSE: HBI) makes everyday apparel that is known and loved by consumers around the world for comfort, quality and value. Among the Company’s iconic brands are Hanes, the leading basic apparel brand in the United States; Champion, an innovator at the intersection of lifestyle and athletic apparel; and Bonds, which is setting new standards for design and sustainability. HBI employs 59,000 associates in 33 countries and has built a strong reputation for workplace quality and ethical business practices. The Company, a longtime leader in sustainability, launched aggressive 2030 goals to improve the lives of people, protect the planet and produce sustainable products. HBI is building on its unmatched strengths to unlock its #FullPotential and deliver long-term growth that benefits all of its stakeholders.

TABLE 1
HANESBRANDS INC.
Condensed Consolidated Statements of Income
(in thousands, except per share data)
(Unaudited)

	Quarters Ended			Nine Months Ended
	October 1, 2022	October 2, 2021	% Change	October 1, 2022	October 2, 2021	% Change
Net sales	$1,670,741	$1,789,551	(6.6)%	$4,760,364	$5,048,891	(5.7)%
Cost of sales	1,107,889	1,089,890		3,041,233	3,064,920
Gross profit	562,852	699,661	(19.6)%	1,719,131	1,983,971	(13.3)%
As a % of net sales	33.7%	39.1%		36.1%	39.3%
Selling, general and administrative expenses	421,408	465,015		1,259,921	1,341,809
As a % of net sales	25.2%	26.0%		26.5%	26.6%
Operating profit	141,444	234,646	(39.7)%	459,210	642,162	(28.5)%
As a % of net sales	8.5%	13.1%		9.6%	12.7%
Other expenses	3,212	1,811		6,088	6,227
Interest expense, net	41,721	40,860		107,408	127,760
Income from continuing operations before income tax expense	96,511	191,975		345,714	508,175
Income tax expense	16,410	15,228		58,775	55,161
Income from continuing operations	80,101	176,747	(54.7)%	286,939	453,014	(36.7)%
Income (loss) from discontinued operations, net of tax	—	(24,970)		3,965	(435,823)
Net income	$80,101	$151,777		$290,904	$17,191

Earnings (loss) per share - basic:
Continuing operations	$0.23	$0.50		$0.82	$1.29
Discontinued operations	0.00	(0.07)		0.01	(1.24)
Net income	$0.23	$0.43		$0.83	$0.05

Earnings (loss) per share - diluted:
Continuing operations	$0.23	$0.50		$0.82	$1.29
Discontinued operations	0.00	(0.07)		0.01	(1.24)
Net income	$0.23	$0.43		$0.83	$0.05

Weighted average shares outstanding:
Basic	349,884	351,071		349,969	351,020
Diluted	350,316	352,251		350,691	351,996

TABLE 2

The following tables present a reconciliation of reported results on a constant currency basis for the quarter and nine months ended October 1, 2022 and a comparison to prior year:

	Quarter Ended October 1, 2022
	As Reported	Impact from Foreign Currency[1]	Constant Currency	Quarter Ended October 2, 2021	% Change, As Reported	% Change, Constant Currency
As reported under GAAP:
Net sales	$1,670,741	$(58,626)	$1,729,367	$1,789,551	(6.6)%	(3.4)%
Gross profit	562,852	(25,875)	588,727	699,661	(19.6)	(15.9)
Operating profit	141,444	(8,340)	149,784	234,646	(39.7)	(36.2)
Diluted earnings per share from continuing operations	$0.23	$(0.02)	$0.25	$0.50	(54.0)%	(50.0)%

As adjusted:[2]
Net sales	$1,670,741	$(58,626)	$1,729,367	$1,789,551	(6.6)%	(3.4)%
Gross profit	575,954	(25,875)	601,829	699,553	(17.7)	(14.0)
Operating profit	167,895	(8,340)	176,235	263,742	(36.3)	(33.2)
Diluted earnings per share from continuing operations	$0.29	$(0.02)	$0.31	$0.53	(45.3)%	(41.5)%

	Nine Months Ended October 1, 2022
	As Reported	Impact from Foreign Currency[1]	Constant Currency	Nine Months Ended October 2, 2021	% Change, As Reported	% Change, Constant Currency
As reported under GAAP:
Net sales	$4,760,364	$(127,076)	$4,887,440	$5,048,891	(5.7)%	(3.2)%
Gross profit	1,719,131	(60,211)	1,779,342	1,983,971	(13.3)	(10.3)
Operating profit	459,210	(16,890)	476,100	642,162	(28.5)	(25.9)
Diluted earnings per share from continuing operations	$0.82	$(0.04)	$0.86	$1.29	(36.4)%	(33.3)%

As adjusted:[2]
Net sales	$4,760,364	$(127,076)	$4,887,440	$5,048,891	(5.7)%	(3.2)%
Gross profit	1,733,264	(60,211)	1,793,475	1,988,570	(12.8)	(9.8)
Operating profit	496,843	(16,890)	513,733	709,315	(30.0)	(27.6)
Diluted earnings per share from continuing operations	$0.91	$(0.04)	$0.95	$1.39	(34.5)%	(31.7)%

1	Effect of the change in foreign currency exchange rates year-over-year. Calculated by applying prior period exchange rates to the current year financial results.
2	Results for the quarters and nine months ended October 1, 2022 and October 2, 2021 reflect adjustments for restructuring and other action-related charges. See "Reconciliation of Select GAAP Measures to Non-GAAP Measures" in Table 6.

TABLE 3
HANESBRANDS INC.
Supplemental Financial Information
By Business Segment
(in thousands)
(Unaudited)

	Quarters Ended			Nine Months Ended
	October 1, 2022	October 2, 2021	% Change	October 1, 2022	October 2, 2021	% Change
Segment net sales:
Innerwear	$625,082	$702,617	(11.0)%	$1,889,807	$2,053,702	(8.0)%
Activewear	461,043	462,499	(0.3)	1,178,380	1,230,691	(4.3)
International	502,066	536,483	(6.4)	1,436,384	1,521,667	(5.6)
Other	82,550	87,952	(6.1)	255,793	242,831	5.3
Total net sales	$1,670,741	$1,789,551	(6.6)%	$4,760,364	$5,048,891	(5.7)%

Segment operating profit:
Innerwear	$99,797	$147,651	(32.4)%	$343,602	$461,237	(25.5)%
Activewear	53,491	76,172	(29.8)	125,332	177,813	(29.5)
International	69,890	86,371	(19.1)	215,281	235,451	(8.6)
Other	4,839	11,288	(57.1)	9,501	22,394	(57.6)
General corporate expenses/other	(60,122)	(57,740)	4.1	(196,873)	(187,580)	5.0
Total operating profit before restructuring and other action-related charges	167,895	263,742	(36.3)	496,843	709,315	(30.0)
Restructuring and other action-related charges	(26,451)	(29,096)	(9.1)	(37,633)	(67,153)	(44.0)
Total operating profit	$141,444	$234,646	(39.7)%	$459,210	$642,162	(28.5)%

	Quarters Ended			Nine Months Ended
	October 1, 2022	October 2, 2021	Basis Points Change	October 1, 2022	October 2, 2021	Basis Points Change
Segment operating margin:
Innerwear	16.0%	21.0%	(505)	18.2%	22.5%	(428)
Activewear	11.6	16.5	(487)	10.6	14.4	(381)
International	13.9	16.1	(218)	15.0	15.5	(49)
Other	5.9	12.8	(697)	3.7	9.2	(551)
General corporate expenses/other	(3.6)	(3.2)	(37)	(4.1)	(3.7)	(42)
Total operating margin before restructuring and other action-related charges	10.0	14.7	(469)	10.4	14.0	(361)
Restructuring and other action-related charges	(1.6)	(1.6)	4	(0.8)	(1.3)	54
Total operating margin	8.5%	13.1%	(465)	9.6%	12.7%	(307)

TABLE 4
HANESBRANDS INC.
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	October 1, 2022	January 1, 2022
Assets
Cash and cash equivalents	$253,131	$536,277
Trade accounts receivable, net	926,666	894,151
Inventories	2,136,314	1,584,015
Other current assets	223,741	186,503
Current assets held for sale	14,906	327,157
Total current assets	3,554,758	3,528,103
Property, net	443,166	441,401
Right-of-use assets	335,473	363,854
Trademarks and other identifiable intangibles, net	1,210,581	1,220,170
Goodwill	1,084,581	1,133,095
Deferred tax assets	328,778	327,804
Other noncurrent assets	141,944	57,009
Total assets	$7,099,281	$7,071,436

Liabilities
Accounts payable	$1,130,649	$1,214,847
Accrued liabilities	594,333	660,778
Lease liabilities	99,405	109,526
Accounts Receivable Securitization Facility	211,500	—
Current portion of long-term debt	31,250	25,000
Current liabilities held for sale	14,906	316,902
Total current liabilities	2,082,043	2,327,053
Long-term debt	3,655,889	3,326,091
Lease liabilities - noncurrent	260,349	281,852
Pension and postretirement benefits	230,087	248,518
Other noncurrent liabilities	196,029	185,429
Total liabilities	6,424,397	6,368,943

Stockholders’ equity
Preferred stock	—	—
Common stock	3,489	3,499
Additional paid-in capital	328,072	315,337
Retained earnings	1,043,246	935,260
Accumulated other comprehensive loss	(699,923)	(551,603)
Total stockholders’ equity	674,884	702,493
Total liabilities and stockholders’ equity	$7,099,281	$7,071,436

TABLE 5
HANESBRANDS INC.
Condensed Consolidated Statements of Cash Flows1
(in thousands)
(Unaudited)

	Quarters Ended		Nine Months Ended
	October 1, 2022	October 2, 2021	October 1, 2022	October 2, 2021
Operating Activities:
Net income	$80,101	$151,777	$290,904	$17,191
Adjustments to reconcile net income to net cash from operating activities:
Depreciation	19,585	19,618	56,140	63,183
Amortization of acquisition intangibles	4,558	4,718	14,045	15,696
Other amortization	2,925	2,796	8,121	8,610
Impairment of intangible assets and goodwill	—	—	—	163,047
(Gain) loss on sale of business and classification of assets held for sale	4,310	30,562	(6,185)	266,742
Amortization of debt issuance costs	1,727	2,581	5,483	10,250
Other	5,276	12,336	11,717	(1,888)
Changes in assets and liabilities:
Accounts receivable	(23,919)	(1,819)	(63,003)	(201,925)
Inventories	(72,529)	(117,316)	(612,544)	(292,465)
Other assets	(22,080)	2,591	(71,613)	7,042
Accounts payable	(74,052)	90,716	(22,289)	391,034
Accrued pension and postretirement benefits	(571)	(1,292)	(1,066)	(40,468)
Accrued liabilities and other	24,061	117,852	(101,392)	121,327
Net cash from operating activities	(50,608)	315,120	(491,682)	527,376

Investing Activities:
Capital expenditures	(33,009)	(29,989)	(70,955)	(55,320)
Purchase of trademarks	—	—	(103,000)	—
Proceeds from sales of assets	37	24	259	2,479
Other	—	1,500	(5,640)	8,437
Net cash from investing activities	(32,972)	(28,465)	(179,336)	(44,404)

Financing Activities:
Repayments on Term Loan Facilities	(6,250)	(9,375)	(18,750)	(315,625)
Borrowings on Accounts Receivable Securitization Facility	565,800	—	1,303,589	—
Repayments on Accounts Receivable Securitization Facility	(459,000)	—	(1,092,089)	—
Borrowings on Revolving Loan Facilities	610,000	—	1,337,500	—
Repayments on Revolving Loan Facilities	(539,000)	—	(908,500)	—
Borrowings on notes payable	—	66,759	21,454	109,397
Repayments on notes payable	—	(66,531)	(21,713)	(109,597)
Share repurchases	—	—	(25,018)	—
Cash dividends paid	(52,341)	(52,380)	(156,962)	(157,099)
Other	(267)	(476)	(4,263)	(3,000)
Net cash from financing activities	118,942	(62,003)	435,248	(475,924)
Effect of changes in foreign exchange rates on cash	(30,153)	(10,427)	(71,728)	(27,207)
Change in cash and cash equivalents	5,209	214,225	(307,498)	(20,159)
Cash and cash equivalents at beginning of period	247,922	676,219	560,629	910,603
Cash and cash equivalents at end of period	$253,131	$890,444	$253,131	$890,444

Balances included in the Condensed Consolidated Balance Sheets:
Cash and cash equivalents	$253,131	$873,628	$253,131	$873,628
Cash and cash equivalents included in current assets held for sale	—	16,816	—	16,816
Cash and cash equivalents at end of period	$253,131	$890,444	$253,131	$890,444

1	The cash flows related to discontinued operations have not been segregated and remain included in the major classes of assets and liabilities in the periods prior the sale of the European Innerwear business on March 5, 2022. Accordingly, the Condensed Consolidated Statements of Cash Flows include the results of continuing and discontinued operations.

TABLE 6-A
HANESBRANDS INC.
Supplemental Financial Information
Reconciliation of Select GAAP Measures to Non-GAAP Measures
(in thousands, except per share data)
(Unaudited)

	Quarter Ended October 1, 2022
	Gross Profit	Selling, General and Administrative Expenses	Operating Profit	Income From Continuing Operations Before Income Tax Expense	Income Tax Expense	Income From Continuing Operations	Diluted Earnings Per Share From Continuing Operations[1]
As reported	$562,852	$(421,408)	$141,444	$96,511	$(16,410)	$80,101	$0.23
As a percentage of net sales	33.7%	25.2%	8.5%
Restructuring and other action-related charges:
Full Potential Plan:
Professional services	—	6,020	6,020	6,020	—	6,020	0.02
Supply chain segmentation	13,298	—	13,298	13,298	—	13,298	0.04
Technology	—	2,622	2,622	2,622	—	2,622	0.01
Operating model	(196)	178	(18)	(18)	—	(18)	0.00
Loss on classification of assets held for sale	—	4,310	4,310	4,310	—	4,310	0.01
Other	—	219	219	219	—	219	0.00
Tax effect on actions	—	—	—	—	(4,493)	(4,493)	(0.01)
Total restructuring and other action-related charges	13,102	13,349	26,451	26,451	(4,493)	21,958	0.06
As adjusted	$575,954	$(408,059)	$167,895	$122,962	$(20,903)	$102,059	$0.29
As a percentage of net sales	34.5%	24.4%	10.0%

	Nine Months Ended October 1, 2022
	Gross Profit	Selling, General and Administrative Expenses	Operating Profit	Income From Continuing Operations Before Income Tax Expense	Income Tax Expense	Income From Continuing Operations	Diluted Earnings Per Share From Continuing Operations[1]
As reported	$1,719,131	$(1,259,921)	$459,210	$345,714	$(58,775)	$286,939	$0.82
As a percentage of net sales	36.1%	26.5%	9.6%
Restructuring and other action-related charges:
Full Potential Plan:
Professional services	—	21,014	21,014	21,014	—	21,014	0.06
Supply chain segmentation	14,587	—	14,587	14,587	—	14,587	0.04
Technology	—	9,052	9,052	9,052	—	9,052	0.03
Operating model	(196)	(916)	(1,112)	(1,112)	—	(1,112)	0.00
Gain on classification of assets held for sale	—	(6,558)	(6,558)	(6,558)	—	(6,558)	(0.02)
Other	(258)	908	650	650	—	650	0.00
Tax effect on actions	—	—	—	—	(6,394)	(6,394)	(0.02)
Total restructuring and other action-related charges	14,133	23,500	37,633	37,633	(6,394)	31,239	0.09
As adjusted	$1,733,264	$(1,236,421)	$496,843	$383,347	$(65,169)	$318,178	$0.91
As a percentage of net sales	36.4%	26.0%	10.4%

1	Amounts may not be additive due to rounding.

Including the unfavorable foreign currency impact of $35 million, global Champion sales excluding C9 Champion decreased approximately 14% in the third quarter of 2022 compared to the third quarter of 2021. On a constant currency basis, global Champion sales excluding C9 Champion decreased approximately 9% in the third quarter of 2022 compared to the third quarter of 2021.

TABLE 6-B

	Quarter Ended October 2, 2021
	Gross Profit	Selling, General and Administrative Expenses	Operating Profit	Income From Continuing Operations Before Income Tax Expense	Income Tax Expense	Income From Continuing Operations	Diluted Earnings Per Share From Continuing Operations[1]
As reported	$699,661	$(465,015)	$234,646	$191,975	$(15,228)	$176,747	$0.50
As a percentage of net sales	39.1%	26.0%	13.1%
Restructuring and other action-related charges:
Full Potential Plan:
Professional services	—	11,283	11,283	11,283	—	11,283	0.03
Operating model	—	16,000	16,000	16,000	—	16,000	0.05
Other	(108)	1,921	1,813	1,813	—	1,813	0.01
Discrete tax benefits	—	—	—	—	(11,802)	(11,802)	(0.03)
Tax effect on actions	—	—	—	—	(6,131)	(6,131)	(0.02)
Total restructuring and other action-related charges	(108)	29,204	29,096	29,096	(17,933)	11,163	0.03
As adjusted	$699,553	$(435,811)	$263,742	$221,071	$(33,161)	$187,910	$0.53
As a percentage of net sales	39.1%	24.4%	14.7%

	Nine Months Ended October 2, 2021
	Gross Profit	Selling, General and Administrative Expenses	Operating Profit	Income From Continuing Operations Before Income Tax Expense	Income Tax Expense	Income From Continuing Operations	Diluted Earnings Per Share From Continuing Operations[1]
As reported	$1,983,971	$(1,341,809)	$642,162	$508,175	$(55,161)	$453,014	$1.29
As a percentage of net sales	39.3%	26.6%	12.7%
Restructuring and other action-related charges:
Full Potential Plan:
Professional services	—	36,793	36,793	36,793	—	36,793	0.10
Operating model	—	17,600	17,600	17,600	—	17,600	0.05
Impairment of intangible assets	—	7,302	7,302	7,302	—	7,302	0.02
Other	4,599	859	5,458	5,458	—	5,458	0.02
Discrete tax benefits	—	—	—	—	(19,097)	(19,097)	(0.05)
Tax effect on actions	—	—	—	—	(12,041)	(12,041)	(0.03)
Total restructuring and other action-related charges	4,599	62,554	67,153	67,153	(31,138)	36,015	0.10
As adjusted	$1,988,570	$(1,279,255)	$709,315	$575,328	$(86,299)	$489,029	$1.39
As a percentage of net sales	39.4%	25.3%	14.0%

1	Amounts may not be additive due to rounding.

TABLE 6-C
HANESBRANDS INC.
Supplemental Financial Information
Reconciliation of Select GAAP Measures to Non-GAAP Measures
(in thousands, except per share data)
(Unaudited)

	Last Twelve Months
	October 1, 2022	October 2, 2021
Leverage Ratio[1]:

EBITDA[2]:
Income from continuing operations	$354,893	$160,816
Interest expense, net	142,715	171,396
Income tax expense (benefit)	63,721	(97,787)
Depreciation and amortization	105,015	116,145
Total EBITDA	666,344	350,570
Total restructuring and other action-related charges (excluding tax effect on actions)	147,889	692,489
Other losses, charges and expenses[3]	117,923	54,822
Total EBITDA, as adjusted	$932,156	$1,097,881

Net debt:
Debt (current and long-term debt and Accounts Receivable Securitization Facility excluding long term debt issuance costs of $13,211 and $24,971, respectively)	$3,911,850	$3,689,018
Other debt and cash adjustments[4]	10,973	34,555
(Less) Cash and cash equivalents	(253,131)	(873,628)
Net debt	$3,669,692	$2,849,945

Net debt/EBITDA, as adjusted	3.9	2.6

1
Represents the Company’s leverage ratio defined as Consolidated Net Total Leverage Ratio under its Fifth Amended and Restated Credit Agreement, dated November 19, 2021, as amended, which excludes other losses, charges and expenses in addition to restructuring and other action-related charges.

2	Earnings from continuing operations before interest, taxes, depreciation and amortization (EBITDA) is a non-GAAP financial measure.
3	Primarily includes bad debt expense, excess and obsolete inventory write-offs, pension expense, other compensation related items and charges related to the Company’s ransomware attack.
4	Includes drawn letters of credit and cash balances in certain geographies.

	Quarters Ended		Nine Months Ended
	October 1, 2022	October 2, 2021	October 1, 2022	October 2, 2021
Free cash flow[1]:
Net cash from operating activities	$(50,608)	$315,120	$(491,682)	$527,376
Capital expenditures	(33,009)	(29,989)	(70,955)	(55,320)
Free cash flow	$(83,617)	$285,131	$(562,637)	$472,056

1	Free cash flow includes the results from continuing and discontinued operations in the periods prior the sale of the European Innerwear business on March 5, 2022.

TABLE 7
HANESBRANDS INC.
Supplemental Financial Information
Reconciliation of GAAP Outlook to Adjusted Outlook
(in thousands, except per share data)
(Unaudited)

	Quarter Ended	Year Ended
	December 31, 2022	December 31, 2022
Operating profit outlook, as calculated under GAAP	$53,000 to $83,000	$512,000 to $542,000
Restructuring and other action-related charges	$17,000	$55,000
Operating profit outlook, as adjusted	$70,000 to $100,000	$567,000 to $597,000

Diluted earnings per share from continuing operations, as calculated under GAAP[1]	$0.00 to $0.07	$0.82 to $0.89
Restructuring and other action-related charges	$0.04	$0.13
Diluted earnings per share from continuing operations, as adjusted	$0.04 to $0.11	$0.95 to $1.02

1	The company expects approximately 350 million diluted weighted average shares outstanding for the quarter ended December 31, 2022 and approximately 351 million diluted weighted average shares outstanding for the year ended December 31, 2022.